EXHIBIT 15.2

Apirl 26, 2013

ChinaCache International Holdings Ltd.

Section A, Building 3

Dian Tong Creative Square

No. 7 Jiuxianqiao North Road

Chaoyang District

Beijing, 100015

People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm name under the headings “Item 3.D.—Risk Factors”, “Item 4.B. —Business Overview—Regulation”, “Item 4.C.—Business Overview—Organizational Structure” and “Item 10. E.—Taxation” in ChinaCache International Holdings Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2012, which will be filed with the Securities and Exchange Commission (the “SEC”) on or around April 26, 2013, and the Annual Report on Form 20-F for the year ended December 31, 2011 filed with the SEC on April 24, 2012 (collectively, the “Annual Reports”), and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-172962) pertaining to the 2007, 2008 and 2010 Share Incentive Plans of ChinaCache International Holdings Ltd. (the “Company”) and the Registration Statement (Form S-8 No. 333-176751) pertaining to the 2011 Share Incentive Plan of the Company of the summary of our opinion under the headings “Item 3.D.—Risk Factors”, “Item 4.B. —Business Overview—Regulation”, “Item 4.C.—Business Overview—Organizational Structure” and “Item 10. E.—Taxation” in the Annual Reports.  We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Reports.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices